DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


CONSOLIDATED BALANCE SHEETS(UNAUDITED)
MARCH 31, 1995 AND DECEMBER 31, 1994

                                          March 31,       December 31,
                                            1995             1994
ASSETS

CASH AND CASH EQUIVALENTS                $  471,452       $  421,316
PROPERTY                                  8,431,117        8,574,285

OTHER ASSETS                                 66,198           35,454

TOTAL                                    $8,968,767       $9,031,055

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  775,642       $  712,290

MINORITY INTEREST IN
  REAL ESTATE JOINT VENTURE                 457,929          468,439


PARTNERS' EQUITY:
     General Partners                       (60,090)         (58,938)
     Limited Partners                     7,795,286        7,909,264

  Total partners' equity                  7,735,196        7,850,326

TOTAL                                    $8,968,767       $9,031,055

See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994


                                          March 31,         March 31,
                                            1995              1994

REVENUES:

Rental Income                            $  583,905        $  552,507
Interest                                      2,314               725
     Total revenues                         586,219           553,232

EXPENSES:

Operating Expenses                          339,574           323,234
General and administrative                   64,408            66,547
     Total expenses                         403,982           389,781

INCOME BEFORE MINORITY INTEREST
   IN INCOME OF REAL ESTATE
   JOINT VENTURE                            182,237           163,451

MINORITY INTEREST IN INCOME
   OF REAL ESTATE JOINT VENTURE              26,090            19,785

NET INCOME                               $  156,147        $  143,666


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  154,586        $  142,229
    General partners                          1,561             1,437

TOTAL                                    $  156,147        $  143,666

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     5.04        $     4.63


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693            30,693

See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1993         ($  55,069)     $8,292,316   $8,237,247

NET INCOME                               1,437         142,229      143,666
DISTRIBUTIONS                           (2,713)       (268,564)     271,277)

EQUITY AT MARCH 31, 1994              ($56,345)     $8,165,981   $8,109,636

EQUITY AT DECEMBER 31, 1994           ($58,938)     $7,909,264   $7,850,326

NET INCOME                               1,561         154,586      156,147
DISTRIBUTIONS                           (2,713)       (268,564     (271,277)

EQUITY AT MARCH 31, 1995              ($60,090)     $7,795,286   $7,735,196


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

                                       March 31,          March 31,
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 156,147          $ 143,666

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        146,938            146,938
     Distributions paid to
	minority interest
        in real estate joint
	venture in excess of
	earnings                         (10,510)           (13,215)

    Changes in assets and
	liabilities:

     Increase in other assets            (30,744)           (45,543)
     Increase in liabilities              63,352             86,464
Net cash provided by
   operating activities                  325,183            318,310

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                      (3,770)                --

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (271,277)           (271,277)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                       50,136              47,033

CASH AND CASH EQUIVALENTS:

     At beginning of period              421,316             332,873
     At end of period                  $ 471,452           $ 379,906


See accompanying notes to consolidated financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and
Joseph W. Conway) and limited partners owning 30,693 limited partnership units.


The accompanying consolidated financial information as of March 31, 1995 and for the periods ended March 31, 1995, and 1994 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of March 31, 1995, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and equipment                10,931,559
        Total                                  13,661,349
        Less: Accumulated Depreciation        ( 5,230,232)
        Property - Net                       $  8,431,117

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.